CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Wells Fargo Funds Trust

We consent to the use of our report dated August 29, 2020, with respect to the financial statements of Wells Fargo Alternative Risk Premia Fund, one of the funds comprising Wells Fargo Funds Trust, as of June 30, 2020, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
October 26, 2020